Exhibit 99.1

KINGSWAY AMERICA INC.

150 Pierce Road

Itasca, Illinois 60143

October 25, 2017

Fundamental Global Investors, LLC
4201 Congress Street, Suite 140

Charlotte, North Carolina 28209
Attention: Kyle Cerminara

Re: Shares of Common Stock of 1347 Property Insurance Holdings, Inc.

Dear Kyle:

This letter is being delivered in connection with:

(A) the purchase from Kingsway America Inc. (“Seller”) by Fundamental Global Investors, LLC (“Fundamental Global”) or one or more of its affiliates (together with Fundamental Global, “Purchaser”) of 475,428 shares of common stock, par value $0.001 (the “Transaction One Securities”), of 1347 Property Insurance Holdings, Inc. (the “Company”) for a purchase price of $3,732,109.80; and

(B) the purchase from Seller by Purchaser of 424,572 shares of the Company’s common stock, par value $0.001 (the “Transaction Two Securities” and, together with the Transaction One Securities, the “Securities”) for a purchase price of $3,332,890.20.

1. Subject to the terms and conditions of this letter agreement, at the First Closing (as defined below) Seller will sell, assign, transfer and convey to Purchaser, and Purchaser will purchase, the Transaction One Securities for an aggregate purchase price of $3,732,109.80 (the “First Cash Purchase Price”). The purchase and sale of the Transaction One Securities shall take place remotely via the exchange of documents and signatures on November 1, 2017 or at such other mutually acceptable time and date (which time and date are designated as the “First Closing”). At the First Closing, Seller shall initiate the electronic or physical delivery of the Transaction One Securities to Purchaser (and if physical delivery, the Transaction One Securities duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank) and Purchaser shall deliver the First Cash Purchase Price to Seller by a wire transfer (or transfers if more than one entity is purchasing) of immediately available funds in an amount equal to the First Cash Purchase Price to the bank account designated by Seller.

2. Subject to the terms and conditions of this letter agreement, at the Second Closing (as defined below), Seller will sell, assign, transfer and convey to Purchaser, and Purchaser will purchase, the Transaction Two Securities for an aggregate purchase price of $3,332,890.20 (the “Second Cash Purchase Price”). The purchase and sale of the Transaction Two Securities shall take place remotely via the exchange of documents and signatures on a mutually acceptable date agreed to by Seller and Purchaser (which time and date are designated as the “Second Closing”). As a condition precedent to the parties’ obligations to consummate the transactions contemplated by this paragraph 2, Fundamental Global shall have filed application for approval to the Louisiana Department of Insurance (“LDI”) and the Florida Office of Insurance Regulation (“OIR”) within forty-five days (45) in connection with Purchaser’s proposed purchase of the Transaction Two Securities. Purchaser shall use its reasonable best efforts to obtain such approval promptly after the date hereof. Such approval shall be a condition precedent to the parties’ obligations to consummate the transactions contemplated by this paragraph 2 and if such approval has not been obtained in ninety (90) days (“Outside Date”), the obligations of the parties to complete the purchase of the Transaction Two Securities shall terminate. At the Second Closing, Seller shall initiate the electronic or physical delivery of the Transaction Two Securities to Purchaser (and if physical delivery, the Transaction Two Securities duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank) and Purchaser shall deliver the Second Cash Purchase Price to Seller by a wire transfer of immediately available funds in an amount equal to the Second Cash Purchase Price to the bank account designated by Seller.

3. Seller hereby represents and warrants to Fundamental Global as of the date hereof and as of the First Closing and Second Closing, as applicable, as follows: (i) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Seller has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (iii) the execution and delivery by Seller of this letter agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Seller and assuming due authorization, execution and delivery of this letter agreement by Fundamental Global constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (v) Seller owns, beneficially and/or of record, the Securities and has good, valid and marketable title to the Securities, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, proxies, liens, charges, encumbrances, options and adverse claims or rights whatsoever (“Liens”), except for restrictions on transfer arising under applicable federal and state securities laws, (vi) at the First Closing or Second Closing, as applicable, Seller will deliver to the Purchasers good, valid and marketable title to the Transaction One Securities or the Transaction Two Securities, as applicable, free and clear of all Liens, except for restrictions on transfer arising under applicable federal and state securities laws, (vii) the execution and delivery of this letter agreement and the performance by Seller of its obligations hereunder will not (x) violate or breach any provision of Seller’s organizational or governing documents, (y) violate or breach any statute, law, rule or regulation applicable to Seller or order applicable to Seller or by which Seller or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Seller is a party or by which Seller or any of its properties may be bound except in the case of clauses (y) and (z), where such violations, breaches and defaults would not affect Seller’s ability to execute, deliver and perform its obligations under this letter agreement in any material respect and (viii) there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of Seller, threatened against Seller that would reasonably be expected to impede the consummation of the transactions described herein. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this letter agreement based upon arrangements made by or on behalf of Seller.

4. Fundamental Global, on behalf of itself and each Purchaser, represents and warrants to Seller, as of the date hereof and as of the First Closing or Second Closing, as applicable, as follows: (i) Fundamental Global is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Fundamental Global has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein on behalf of itself and each Purchaser, (iii) the execution and delivery by Fundamental Global of this letter agreement and the performance by Fundamental Global and each Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of Fundamental Global and each Purchaser and no other proceedings on the part of Fundamental Global or any Purchaser are necessary to authorize the execution and delivery of this letter agreement and, upon the approval of LDI and OIR, the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Fundamental Global and assuming due authorization, execution and delivery of this letter agreement by Seller constitutes a valid and legally binding obligation of Fundamental Global, enforceable against Fundamental Global in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (v) the execution and delivery of this letter agreement and the performance by Fundamental Global and each Purchaser of its obligations hereunder will not (x) violate or breach any provision of Fundamental Global or any Purchaser’s organizational or governing documents, (y) upon the approval of LDI and OIR, violate or breach any statute, law, rule or regulation applicable to Fundamental Global or any Purchaser or order applicable to such person or by which such person or any of its properties may be bound or (z) upon approval of LDI and OIR, breach, or result in a default under, any contract to which Fundamental Global or any Purchaser is a party or by which such person or any of its properties may be bound, except in the case of clauses (y) and (z), where such violations, breaches or defaults would not affect such person’s ability to execute, deliver and perform its obligations under this letter agreement in any material respect and (vi) there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of Fundamental Global, threatened against Fundamental Global or any Purchaser that would reasonably be expected to impede the consummation of the transactions described herein. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this letter agreement based upon arrangements made by or on behalf of Purchaser.

5. Fundamental Global, on behalf of itself and each Purchaser, acknowledges that Seller, certain of Seller’s affiliates (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (“Affiliates”)), and Seller’s and such Affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (the “Seller Related Parties”) (a) are existing stockholders of the Company and serve on the Company’s Board of Directors and that Seller and the Seller Related Parties may now possess and may hereafter possess certain non-public information concerning the Company and its Affiliates and/or the Securities (the “Non-Public Information”) that may or may not be known by such Purchaser which may constitute material information with respect to the foregoing, and (b) the Seller is relying on this letter agreement and would not enter into a transaction to sell the Securities to such Purchaser absent this letter agreement. Fundamental Global, on behalf of itself and each Purchaser, agrees to purchase the Seller’s Securities from Seller notwithstanding that it is aware that such Non-Public Information may exist and that Seller may not have disclosed all Non-Public Information to it. Fundamental Global, on behalf of itself and each Purchaser, acknowledges that such Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) (7) or (8) of Regulation D promulgated under the Securities Act. Fundamental Global, on behalf of itself and each Purchaser, acknowledges that such Purchaser is a sophisticated purchaser with respect to the purchase and sale of securities such as the Securities and that Seller has no obligations to Fundamental Global or any Purchaser to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Fundamental Global or any Purchaser, the Non-Public Information could foreseeably affect such person’s willingness to enter into this letter agreement and the price that such person would be willing to pay to purchase the Securities. Moreover, such Non-Public Information may indicate that the value of the Transaction One Securities or Transaction Two Securities, as applicable, is substantially lower or higher than the First Cash Purchase Price or Second Cash Purchase Price, as applicable. Additionally, Fundamental Global, on behalf of itself and each Purchaser, acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the purchase of the Securities, and has independently and without reliance upon Seller, and based upon such information as such person has deemed appropriate, made its own analysis and decision to purchase the Securities from Seller. Fundamental Global and each Purchaser is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between such Purchaser and Seller. Fundamental Global, on behalf of itself and each Purchaser, has conducted an independent evaluation of the Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by such Purchaser to the Non-Public Information known by Seller, such person is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Fundamental Global, on behalf of itself and each Purchaser, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

6. Fundamental Global, on behalf of itself and each Purchaser, for itself and its successors and/or assigns, to the maximum extent permitted by law, irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Seller or any of its respective affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns (collectively, the “Seller Released Parties”), arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Seller’s failure to disclose all or any portion of the Non-Public Information known by it to such Purchaser in connection with the transfer of any portion of the Securities by Seller to such Purchaser. Fundamental Global, on behalf of itself and each Purchaser, also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against the Seller or any of the Seller Released Parties as a result of such Seller Released Parties’ failure to disclose fully such Non-Public Information to such Purchaser or otherwise in connection with this letter agreement. Fundamental Global, on behalf of itself and each Purchaser, also represents that it has not assigned any claim or possible claim against the Seller or the Seller Released Parties that relates to the Non-Public Information, it fully intends to release all claims against the Seller and the Seller Released Parties that relate to the Non-Public Information as set forth above and it has been advised by, and has consulted with counsel with respect to the execution and delivery of this letter agreement and has been fully apprised of the consequences of the waivers, releases and discharges set forth herein.

7. Seller acknowledges that Purchaser, certain of Purchaser’s Affiliates, and Purchaser’s and such Affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (the “Purchaser Related Parties”) (a) are existing stockholders of the Company and serve on the Company’s Board of Directors and that Purchaser and the Purchaser Related Parties may now possess and may hereafter possess Non-Public Information that may or may not be known by Seller which may constitute material information with respect to the foregoing, and (b) Purchaser is relying on this letter agreement and would not enter into a transaction to purchase the Securities from Seller absent this letter agreement. Seller agrees to sell the Seller’s Securities to Purchaser notwithstanding that it is aware that such Non-Public Information may exist and that Purchaser may not have disclosed all Non-Public Information to it. Seller acknowledges that it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) (7) or (8) of Regulation D promulgated under the Securities Act. Seller acknowledges that it is a sophisticated seller with respect to the purchase and sale of securities such as the Securities and that Purchaser has no obligations to Seller to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Seller, the Non-Public Information could foreseeably affect Seller’s willingness to enter into this letter agreement and the price at which Seller would be willing sell the Securities. Moreover, such Non-Public Information may indicate that the value of the Transaction One Securities or Transaction Two Securities, as applicable, is substantially lower or higher than the First Cash Purchase Price or Second Cash Purchase Price, as applicable. Additionally, Seller acknowledges that it has adequate information concerning the Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the sale of the Securities, and has independently and without reliance upon Purchaser, and based upon such information as Seller has deemed appropriate, made its own analysis and decision to sell the Securities to Purchaser. Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Purchaser and Seller. Seller has conducted an independent evaluation of the Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Seller to the Non-Public Information known by Purchaser, Seller is desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Seller, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting its own interests in connection with this letter agreement.

8. Seller for itself and its successors and/or assigns, to the maximum extent permitted by law, irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Purchaser, or any of their respective affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns (collectively, the “Purchaser Released Parties”), arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Purchaser’s failure to disclose all or any portion of the Non-Public Information known by it to Seller in connection with the transfer of any portion of the Securities by Seller to such Purchaser. Seller also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against the Purchaser or any of the Purchaser Released Parties as a result of such Purchaser Released Parties’ failure to disclose fully such Non-Public Information to Seller or otherwise in connection with this letter agreement. Seller also represents that it has not assigned any claim or possible claim against the Purchaser or the Purchaser Released Parties that relates to the Non-Public Information, it fully intends to release all claims against the Purchaser and the Purchaser Released Parties that relate to the Non-Public Information as set forth above and it has been advised by, and has consulted with counsel with respect to the execution and delivery of this letter agreement and has been fully apprised of the consequences of the waivers, releases and discharges set forth herein.

9.       The obligation of Seller to sell, transfer and assign the Securities to Purchaser at each closing hereunder is subject to the satisfaction of the following conditions as of each of the First Closing and the Second Closing:

(i) the representations and warranties of Purchaser in Section 4 hereof shall be true and correct in all material respects on and as of the First Closing Date and as of the Second Closing Date with the same effect as though made at and as of such dates;

(ii) Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this letter agreement to be performed or complied with by it prior to or on the First Closing Date and prior to or on the Second Closing Date; and

(iii) approval of the purchase and sale of the Transaction Two Securities by LDI and OIR.

10.       The obligation of Purchaser to purchase the Securities from Seller at each closing is subject to the satisfaction of the following conditions as of each of the First Closing Date and the Second Closing Date:

(i) the representations and warranties of Seller in Section 3 shall be true and correct in all material respects on and as of the First Closing Date and as of the Second Closing Date with the same effect as though made at and as of such date;

(ii) Seller shall have performed and complied in all material respects with all agreements and conditions required by this letter agreement to be performed or complied with by it prior to or on the First Closing Date and prior to or on the Second Closing Date;

(iii) Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and

(iv) approval of the purchase and sale of the Transaction Two Securities by LDI and OIR.

11.       All representations and warranties contained herein shall survive the execution and delivery of this letter agreement and the First Closing Date and the Second Closing Date.

12.       Following the First Closing and the Second Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this letter agreement.

13.        This letter agreement may be terminated at any time prior to the First Closing (a) by the mutual written consent of Purchaser and Seller or (b) by either Purchaser or Seller if (i) a breach of any provision of this letter agreement has been committed by the other party and such breach has not been cured within ten (10) days following receipt by the breaching party of written notice of such breach, or (ii) the First Closing does not occur by November 24, 2017.

14.       Upon breach of any representation, warranty or covenant contained in this letter agreement, including but not limited to Seller’s failure to convey the Securities to Purchaser or Purchaser’s failure to remit the First Cash Purchase Price or the Second Cash Purchase Price, in accordance with the terms of this letter agreement, the non-defaulting party shall be entitled to seek all remedies available to it, at law or in equity, including an action for specific performance.

15.       All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

16.       All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this letter agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this letter agreement, a Notice is effective only (a) upon receipt by the receiving party in the case of personal delivery, (b) on the following business day if sent by nationally recognized overnight courier, (c) on the date sent, if sent by facsimile or email (or if such date is not a business day, on the following business day), and (d) five business days after mailing, if sent by certified or registered mail.

17.       This letter agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party or any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this letter agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this letter agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18.       If any term or provision of this letter agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term of provision of this letter agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.       Each of Seller and Fundamental Global agrees that this letter agreement, including, without limitation, the representations, warranties, agreements, waivers, releases, acceptances and acknowledgments contained herein, shall be binding upon and inure to the benefit of Seller and Fundamental Global and their respective successors and assigns, and shall survive the execution and delivery of this letter agreement and the consummation of the sale of Seller’s Securities to the Purchasers.

20.        This letter agreement constitutes the entire agreement between the parties, supersedes any prior agreements and understandings, written or oral, between the parties with respect to the subject matter of the agreement, and contains the only representations or warranties on which the parties are entitled to rely.

21.       This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter agreement.

22.       This letter agreement shall be construed in accordance with the laws of the State of Illinois and the parties agree to and accept the exclusive jurisdiction of the courts of appropriate jurisdiction sitting in Chicago, Illinois with respect to any action relating to this letter agreement.

Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated.

SELLER:

Kingsway America Inc.

By:	/s/ William A. Hickey, Jr.
	Name:	William A. Hickey, Jr.
	Title:	Vice President

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

PURCHASER:

Fundamental Global Investors, LLC

By:	/s/ D. Kyle Cerminara
	Name:	D. Kyle Cerminara
	Title:	Chief Executive Officer, Partner and Manager